Exhibit 99.2
Qumu Corporation
Fourth Quarter 2017
Earnings Conference Call
March 7, 2018

Operator

[Introduction]

Dave Ristow

Good morning and thank you for joining our fourth quarter 2017 earnings conference call.

Our comments today may include forward-looking statements relating to our expectations, plans and prospects. These statements are based on information available to us at the time of this presentation and, by their nature, involve risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Risks and uncertainties associated with our business are described in our most recent annual report on Form 10-K and any subsequently filed periodic reports on Form 10-Q.

Any unreleased features or services referenced in this presentation, or other public statements, are not currently available and may not be delivered on time or at all. Customers who purchase our products or services should make sure that their decisions are based on features that are currently available. We assume no obligation to, and do not intend to, update any forward-looking statements.

I now turn the call over to Vern.

Vern Hanzlik

Thanks, and welcome.

I’d like to make a few comments before Dave reviews the numbers for the year and the fourth quarter.

As I commented in our press release, we are disappointed with the financial results of our fourth quarter and year end for 2017.

Fourth quarter revenue was $7.2 million, compared to $9.3 million in the fourth quarter 2016.

For the full year 2017, revenue was $28.2 million, compared to $31.7 million last year. Adjusted EBITDA was negative $4.6 million, compared to negative adjusted EBITDA of $6.6 million last year. To strengthen our cash position, we closed a $10 million credit agreement with ESW Capital on January 12 of this year, which replaced the Company’s $8 million term loan credit agreement with Hale Capital Partners.

Our challenges were clearly in sales execution, as a normal degree of customer churn was magnified by deals slipping into the next quarter. In addition, Qumu lost recurring revenue from IBM, a significant $3.2 million annual contract customer, which we have mentioned on a previous call.

But even with these disappointments, I look forward to 2018 with both excitement and pride in what we have accomplished so far, and what we will accomplish going forward.

First, we continue to maintain and grow loyal, blue-chip, Global 2000 customers who see Qumu as a trusted partner, and are investing in our strategy because it fits where their organizations are headed.

In addition, Qumu is currently the only solution provider in the industry that offers the full range of deployment models, encompassing cloud, on premise and hybrid-cloud. We have been investing to achieve this for years, and are now able to address every company’s enterprise video needs with a single, full-stack solution. We also support the tools organizations already use for video creation with our intelligent ingest capability, and can deliver content to almost any device used by a company’s workforce.

I’m also very excited about the changes underway at Qumu.

To take advantage of the opportunities we see in front of us, we’ve made significant changes in leadership, specifically in Sales, Finance and Business Development. You’ve already been introduced to Dave Ristow, our new CFO, who joined us in November and has made a significant impact on our balance sheet as I’ll discuss in a minute.

I also want to call out our new EVP of Worldwide Sales and Business Development – Chance Mason – a noted expert and visionary in our market.

Along with these new leaders, our entire executive team has worked together with impressive speed and tenacity to develop and execute on a plan for success that continually aligns our expenses with the market opportunity. Our plan focuses on 4 strategic pillars for 2018:

The First Pillar is Sales Execution & New Customer Growth. We will drive more opportunities to close efficiently and quickly. Chance leads that effort, applying his direct experience and contacts in the enterprise video industry. From day one on the job, he has made an immediate impact by helping to position our full-stack capability and uncovering new opportunities.

Chance is overhauling our direct sales and channel operations and processes. Under our new Channel growth plan, we have identified a select group of committed reseller partners who are stepping up to business plans and providing access to their customers and more RFPs. For example, with one partner alone, we’ve already identified 26 new prospects.

Under Chance’s guidance, we are changing the way we talk to prospects and how we tell our story. In addition, we are looking beyond Global 2000 companies, and focusing on innovative, high-end applications in a number of select vertical markets. As an example, we recently landed a regional health services organization that is a perfect fit for Qumu with over 100 hospitals and clinics and more than 30,000 employees. This underscores opportunities in select verticals and is also a great example of our land and expand strategy because the customer is already seeing other uses cases for video within their organization.

The Second Pillar in our 2018 Strategy is Customer Success and Retention – Keeping our existing customers happy and loyal is not only a top priority, it is a competitive advantage for Qumu. And our third-party reviews verified by Gartner, which are consistently among the top ratings in the industry, prove that.

Part of the sales alignment effort Chance is undertaking includes dedicated customer success teams. In addition to our active online community, we are also giving customers a forum to collaborate with us in person. Over the next 16 weeks, we are holding our annual customer summits in both the US and in Europe, highlighting customers, prospects and partners who are innovators and leaders in their own industries through the use of video.

The Third Pillar in our 2018 Strategy is Market-Focused Product Innovation – We invested two-and-a-half years in architecting a better solution, that fits every customer’s need no matter what their deployment strategy is today. Those efforts crystallized last May when we launched our Qumu Qx enterprise video platform. Qx is designed with an open, services-based architecture that makes it attractive for third-party developers to build extensions such as IPTV and real-time analytics. We now have the most extensible and scalable solution in the industry.

The X in Qx stands for the convergence of key elements of a truly enterprise-grade video platform that no other competitor provides, making us the right solution decision for big or small applications.

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First, it is the only solution that works inside or outside of the firewall and as a hybrid solution, providing the best of both worlds: the flexibility of cloud, combined with our intelligent delivery technology.

◦	Second, our open, partner-friendly platform provides a single software solution for end-to-end capture, delivery and management of video.

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In terms of video capture, our intelligent video ingestion dynamically supports unlimited video content sources, including unified communications or video conferencing systems, such as Skype for Business and WebEx.

•	Intelligent delivery means that Qx adapts to the available network bandwidth and the end user’s device, from mobile to IPTV to virtual desktops.

•	And finally, our platform provides secure, content management of video assets at scale with robust, easy-to-use tools.

With this new platform, our opportunities with new and existing customers are larger, and our point of entry into every new prospect is no longer dependent upon an “either/or” approach. Our Qx solution meets the customer where their needs exist. For example we can deploy on-premise for internal communications, and in the cloud for external communications, and manage all content as it should be – as one – the Qx way.

The Fourth Pillar is Strengthening Our Financials. During 2017, and especially under guidance from Dave, we are shoring up our balance sheet while investing in our future. We secured a new credit facility that gives us more capital and less restrictive covenants. We also reduced our operating expense dramatically over last year. These actions position us for future success as we leverage our platform’s capabilities and the new leadership team goes to work.

Meanwhile, 2017 included several significant successes:

First, we landed 40 new customers. Qx has taken hold, resulting in major wins that demonstrate our plan is in direct alignment with our customers. Many of these new customers are blue-chip names across a wide mix of industries, including financial, tech, consumer, healthcare and manufacturing. They include Hy-Vee, SunTrust, Campbell’s, CIT, Hitachi, BT and the largest broadcasting company in Europe.

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Another success is that our highly extensible, partner-friendly platform is igniting opportunities in our channel as I mentioned earlier, including significant wins through partners such as AT&T, BT and Pinnaca.

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Next, we deployed multiple hybrid installations. Hybrid solutions bring our special sauce – our intelligent delivery solution – into the cloud environment making video in the cloud more secure and dependable, and making on-prem more user friendly.

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In addition, our unique approach to the Cloud is working. Qumu Cloud is a steadily growing component of our sales, now representing half of our new customers, particularly in APAC with our partner iStudy, a learning management system platform provider.

Also during 2017 we stepped up and refocused our marketing efforts to build on the momentum of our new product development efforts as well as our existing product offerings. Our new VP of Marketing, Eric Rudolf, joined us mid-year. Under his leadership, we have dramatically improved the quantity and quality of our outbound and lead generation-based marketing efforts with minimal additional spending.

◦	We built strong relationships with the five primary industry analysts who cover the enterprise video space,

◦	We promoted several new features and capabilities,

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And we developed a more frequent and targeted marketing cadence – including content marketing, direct email, social media, digital placements, media outreach and SEO/SEM – which have dramatically increased our digital footprint

I’m very excited to see an improved pipeline as we increased our efficiency in capturing and managing leads during the second half of 2017. In 2018, we are steadily growing and refining our marketing programs, and aggressively targeting five distinct vertical markets: Banking & Finance, Telecom & Technology, Manufacturing, Services & Consulting, and the Biotech & Healthcare space.

There’s no question that video is growing rapidly within today’s enterprise. I’d like to highlight three recent customer wins that illustrate our advantage over the competition based on this growing need in large and leading enterprises:

The first customer example is a giant computer memory technology company with a global footprint spanning 18 countries. This was a competitive RFP process which we won because of our unique hybrid combination of cloud technology and intelligent delivery. We beat the competition by providing the multi-casting connectivity the organization needed for thousands of globally dispersed employees. Our solution saved our client from having to install and manage plug-ins on 30,000 desktops and being left with no mobile support. With Qumu, all the intelligent routing happens in the Qumu network, and our solution supports all of their mobile devices.

The next customer I’d like to highlight is a multi-billion-euro producer of crystal and jewelry with 32,000 employees around the world, brought to us by our partner - Dimension Data. The initial sale is a cloud solution. However, the customer chose Qumu because of our hybrid capability and is already moving forward on plans to expand their Qumu solution. This international branding and customer service powerhouse sees Qumu Qx as an enterprise platform solution to support multiple use cases, including town hall meetings, product launches and product training, plus their annual all-hands event. The client is also a Microsoft shop which positioned us well because of our strong integrations for Microsoft applications, such as Skype for Business, SharePoint, Yammer and Outlook.

A final customer example underscores how on-prem solutions are still very big opportunities. Our partner AT&T brought us into a large US banking Institution with assets of over $200 billion and 24,000 employees distributed across 30 large offices and 1400 branch offices. With such a massive workforce, this firm needed the ability to reach every employee with leadership broadcast events to drive employee engagement and knowledge transfer. Like most large financial institutions, they have a complex environment with high security requirements. As a result, the sales cycle – 2 years in this case – was very involved, requiring extensive customer education, months of planning, and significant proof of concept work. Only Qumu was able to provide the three distinct delivery technologies required with one solution. Despite the long sales cycle, our team achieved installation in just 90 days.

In summary, Qumu is fundamentally driving convergence in the enterprise video world. We are converging cloud and on-prem … input and delivery … and streaming and on-demand video. This is why Qumu is the future of enterprise video.

Now, for financial commentary, I will turn the call over to Dave and then I’ll come back and review some strategy and market comments before we open for questions.

Dave Ristow

Thank you, Vern.

I will comment on a few additional items related to our financial results and provide guidance for 2018.

Total revenue was $7.2 million for the fourth quarter compared to $7.6 million last quarter.

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Software license and appliance revenue was $2.0 million for the fourth quarter compared to $1.8 million last quarter. The increase in software license and appliance revenue was primarily due to increased software license sales.

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Subscription, maintenance and support revenue was $4.3 million for the fourth quarter compared to $5.1 million last quarter. The decrease is attributable to the significant customer loss shared by Vern earlier. Professional services and other revenue was $905,000 for the fourth quarter compared to $638,000 last quarter.

In 2018, we expect that software license and appliance revenue will continue to be dependent on large on-premise sales which are difficult to forecast, and that the subscription, maintenance and support revenue will grow steadily from a quarterly base of approximately $4.0 million at the end of 2017

Gross margin was 65.7% for the fourth quarter compared to 61.6% last quarter.

Moving on to operating expenses and adjusted EBITDA, a non-GAAP measure.

We continue to right-size our expense structure which resulted in significantly improved operating results and adjusted EBITDA. Compared to the corresponding periods last year:

•	Total operating expenses decreased 8% and 13% for the three and twelve months ended December 31, 2017, respectively.

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Due to the timing and mix of large on-premise sales, although adjusted EBITDA decreased $1.6 million for the three months ended December 31, 2017, adjusted EBITDA improved $2.0 million for the year ended December 31, 2017.

Moving on to our balance sheet, cash and investments were $7.7 million as of both December 31, 2017 and September 30, 2017, reflecting the fourth quarter operating loss and the impact on cash from changes in working capital.

As Vern mentioned, to strengthen our cash position, we closed a $10 million credit agreement with ESW Capital on January 12 of this year, which replaced the Company’s $8 million term loan credit agreement with Hale Capital Partners. As a result, net loss per diluted share for the fourth quarter and full year 2017 reflects $1.5 million, or $0.16 per diluted share, of interest expense for the incremental amortization of deferred financing costs related to the loan modification.

I also wanted to take a minute to mention very positive results from our $3.1 million investment in BriefCam:

•	For those of you new to the call, BriefCam is a privately-held Israeli company developing technology for reviewing and analyzing the video captured by security and surveillance systems

•	The company reported adding 119 new customers in 2017 and grew revenue by 100% year over year.

•	We like Briefcam’s traction.

Before going into guidance, I want to speak briefly about our business model, the impact of 606 and our approach to guidance going forward. Our Qx strategy is resonating with the markets. We are the only company in the marketplace able to deploy holistically in any enterprise with our Qx platform. Within Qx, we sell three deal types – Cloud, Hybrid and On-Premise. The On-Premise offering tends to be large purchases, sold as perpetual licenses. These sales cycles are long and the decision making and contracting processes involve many parties which make them difficult to predict from a timing perspective. This reality contributes both to our lumpy and often unpredictable revenue.

Therefore, in order to better align shareholder expectations with the realities of our business model and the best interests of our long-term growth plans, we will only be providing annual guidance moving forward. Our goal is to continue to deliver transparency into our operations and financial results and, as a business and as a leadership team, we are absolutely committed to delivering against this year’s annual guidance.

Let me touch on ASC 606. Impacting our guidance for 2018 is the new revenue recognition standard.

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Under ASC 606, 2018 revenue will be reduced by approximately $1.1 million, or 4% of our 2017 revenues. This relates to the treatment of previously booked term licensing arrangements. We do not presently anticipate a material impact under ASC 340 relating to commission expenses.  Our 2018 guidance and our 10K filing reflect these changes.

Moving on to guidance. Revenue for the year 2018 is estimated to be approximately $25 million. This revenue guidance is below prior year results because of two significant factors. As previously noted, we lost a significant customer with an annual contract value of $3.2 million, plus the $1.1 million negatively impacting the 2018 results of adopting the new ASC 606 revenue recognition standard.

Total gross margin is expected to be in the mid to high 60s in 2018.

We expect core bookings to grow approximately 25 percent, emphasizing growth in sales of the Qx platform.

Adjusted EBITDA loss is expected to be approximately $3.5 million for the year. Our objective is to achieve positive adjusted EBITDA in the second half of the year through cost savings initiatives that are smartly deployed to support the four-pillar growth plan that Vern communicated earlier.

Vern, back to you.

Vern Hanzlik

Thanks Dave.

Qumu’s opportunity is helping customers converge their complex video environments into one intelligent platform that brings an outstanding, dependable and secure user experience to thousands of employees. We are now the only solution provider in the industry offering a full stack set of deployment models – cloud, hybrid and on-premise, under our Qx enterprise video platform. And we are capitalizing on that position, focusing on four strategic pillars for

2018: sales execution, customer success and retention, market-focused product innovation and strengthening our financials

We are moving into 2018 with several major competitive strengths:

•	A loyal, unmatched blue-chip customer base

•	A proven product strategy and platform that is in alignment with what customers need today and in the future

•	A strong marketing program behind it

•	A new, seasoned leadership team that’s already making a substantial impact on our financial stability and business development

•	And finally: We have implemented a plan to set the business right so that we can take full advantage of these strengths

Now let’s open up the call for questions.

Q&A

Vern Hanzlik

Thank you again for joining us today. If you have any follow-up questions, please feel free to contact us directly.

Certain Remarks of Vern Hanzlik and David Ristow
Fourth Quarter 2017
Earnings Conference Call – Question and Answer Portion
March 7, 2018

Q:	First of all, 2017 bookings, what was the actual bookings growth for 2017?

Vern Hanzlik:	Year over year, Jeff, it was about 10%, of 2016 to 2017.

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Q:
On the EBITDA, just a clarification on the call, I think Dave's script referenced second half adjusted EBITDA profit and the release said you will achieve positive adjusted EBITDA in Q4. So to reconcile those, is that just saying that Q4 is the point that you go EBITDA positive and the combination of Q3 and Q4 will also be positive? Is that the reconciliation of those two comments?

Dave Ristow:
So, Jeff, to go ahead and toe that line, so from a conservatism standpoint, Q4 is what we built into the release. Really it comes back to what we're talking as it relates to the lumpiness of the business. There is an entire possibility that this gets pulled into Q3, but it would be late Q3. Q4 is where we see this as a certainty, and therefore that's the reason for the script difference from that of the release.

Q:	And what's the expectation on that timeline then in terms of cash usage between here and there?

Dave Ristow:	From where we're at landing position '17 to effectively where we're at, probably about $4 million in absolute burn.